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                                                          Exhibit No. 99(c)

                            [Letterhead]


MARRIOTT INTERNATIONAL CHANGES RECORD DATE FOR SPINOFF TO MARCH 27, 1998

     WASHINGTON, D.C., March 17, 1998 -- Marriott International, Inc. (MAR/NYSE) today announced it has changed to March 27, 1998 the record date for the spinoff of a new company, "new" Marriott International, Inc., to be comprised of its lodging, senior living and distribution services businesses. The record date had previously been set for March 20, 1998. The change was made as a result of the company's previously announced adjournment of its special stockholders' meeting from March 17, 1998 to March 20, 1998.

     The current Marriott International will distribute one share of common stock (having one vote per share) and one share of Class A common stock (having ten votes per share) of the "new" Marriott International for every share owned on the record date. The distribution is expected to be made on March 27, 1998, subject to approval of the transaction at the special stockholders' meeting and other customary conditions.

     As previously reported, Marriott International has entered into a definitive agreement to merge its food service and facilities management business (Marriott Management Services) with the North American operations of Sodexho Alliance, S.A. Prior to the merger, Marriott International plans to complete the spinoff described above. The present Marriott International will change its name to Sodexho Marriott Services, Inc., and the spun off company will adopt the Marriott International, Inc. name.

     The company announced yesterday that in the event the transactions are approved at its special meeting of stockholders that has been adjourned to March 20, 1998, the "new" Marriott International will include in its May 1998 annual meeting proxy statement a separate and independent ballot proposal on whether the dual classes of common stock should be retained. The record date for this annual meeting is also set for March 27, 1998. The dual class structure is presently part of a single proposal for the spinoff and merger transactions in the proxy statement for the company's special meeting.

                                 (more)


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MARRIOTT INTERNATIONAL, INC. is a leading worldwide hospitality company, with nearly 4,600 operating units in the United States and 53 other countries and territories. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Residence Inn, Fairfield, TownePlace Suites, Renaissance, New World and Ramada International brands; vacation club (timeshare) resorts; food service and facilities management for clients in business, education, and health care; senior living communities and services; and food service distribution. The company is headquartered in Washington, D.C. and has approximately 195,000 employees. In fiscal year 1997, Marriott International reported total sales of $12.0 billion.

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Contact: Tom Marder, 301-380-2553


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